Exhibit 4.11

Sales Contract

Party A: Quanzhou Shengyue New Energy Technology Co., Ltd. (referred to as “Party A”)

Party B: Youpin Auto Service (Shandong) Co., Ltd. (referred to as “Party B”)

Signing place: Zibo               Signing time: June 27, 2022

Party A and Party B, in accordance with the Civil Code of the People’s Republic of China and other relevant laws and regulations, based on the principle of voluntariness, fairness, honesty and credit , after full and friendly consultations, reached an agreement as follows:

Article 1. Subject Matter of the Contract

1.1 Purchase details:

serial number	product name	Specification	Quantity	Unit price including tax	Amount including tax	Tax Rate
1	Power battery	One	1 batch	¥3,573,000	¥3,573,000	13%

Total price: ¥3,573,000.00 (three million five hundred and seventy-three thousand yuan)

Article 2 Delivery Time and Delivery Location

2.1 Party B shall deliver the product within 30 days after the signing and coming into effect of this contract. If either party wishes to advance or postpone the delivery, they should obtain the consent of the other party.

2.2 Party B shall choose appropriate packaging based on the nature of the power battery and the method of transportation to adapt to climate changes, and ensure protection against moisture, rain, and vibration. Before the delivery to Party A, the risk of damage or loss of the power battery shall be borne by Party B. Once delivered, the risk shall be borne by Party A. If the power battery cannot be delivered on time due to Party A’s reasons, the risk shall transfer to Party A from the day Party A breaches the agreement.

2.3 The designated delivery location for the goods under the contract is as follows: Anji. If Party A wishes to change the aforementioned delivery location, they should provide written notice to Party B 30 days before the originally agreed-upon date.

Party A: Quanzhou Shengyue New Energy Technology Co., Ltd.

(stamp)

Legal representative or authorized representative:

(signature)

Party B: Youpin Auto Service (Shandong) Co., Ltd.

Legal representative or authorized representative:

(signature)